                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                TELEMONDE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                Telemonde, Inc.
                                230 Park Avenue
                                  10th Floor
                           New York, New York 10169

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2001

                               ----------------

   Notice is hereby given that the annual meeting of stockholders of Telemonde, Inc. ("Telemonde") will be held on May 31, 2001 at 11:00 a.m. Eastern Daylight Time at its principal U. S. executive office located at 230 Park Avenue, 10th Floor, New York, New York 10169, for the following purposes:

     1. To elect two persons to Class II of the Telemonde board of directors for a term of three years, or until their successors have been duly elected and qualified;

     2. To amend Telemonde's certificate of incorporation (a) to increase the number of shares of common stock that Telemonde is authorized to issue from 145,000,000 to 475,000,000 and (b) to increase the number of shares of preferred stock that Telemonde is authorized to issue from 5,000,000 to 25,000,000;

     3. To ratify the appointment of Moore Stephens, Chartered Accountants, as Telemonde's independent accountants and auditors for fiscal 2001; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on April 23, 2001, are entitled to notice of and to vote at the annual stockholders meeting and any adjournment thereof.

   The Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice.

                                        By Order of the Board of Directors

                                        /s/ Gottfried V. Bismarck
                                        ----------------------------
                                        Count Gottfried von Bismarck,
                                         Secretary


                                   IMPORTANT

 WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

                                Telemonde, Inc.
                                230 Park Avenue
                                   10th Floor
                            New York, New York 10169

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         Annual Meeting of Stockholders
                                  May 31, 2001

                                  INTRODUCTION

   This Proxy Statement and accompanying proxy are furnished to record holders of shares of common stock, $.001 par value per share, of Telemonde, Inc., a Delaware corporation ("Telemonde"), in connection with the solicitation of proxies by the Board of Directors to be used at the annual meeting of stockholders to be held on May 31, 2001 at 11:00 a.m. Eastern Daylight Time at our U.S. offices located at 230 Park Avenue, 10th Floor, New York, New York 10169, and at any adjournment or adjournments thereof. This proxy statement, proxy and notice will be mailed to our stockholders on or about May 4, 2001.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

   At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, ratification of Telemonde's independent accountants and approval of an amendment to our certificate of incorporation to increase our authorized share capital. In addition, management will report on the performance of Telemonde during fiscal 2000 and respond to questions from stockholders.

Who is entitled to vote at the meeting?

   Only stockholders of record at the close of business on April 23, 2001, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. Each share of common stock has one vote and each share of Series A Convertible Preferred Stock (the "preferred stock") has 4.6 votes on each matter properly brought before the meeting.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of a majority of the votes represented by the outstanding shares of common stock and preferred stock will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 103,789,652 shares of our common stock, representing the same number of votes, were outstanding, and 5,000,000 shares of preferred stock, representing in the aggregate 23,000,000 votes, were outstanding. Thus, the presence of the holders of common stock and the preferred stock representing at least 63,394,827 votes will be required to establish a quorum.

   Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

   If you complete and properly sign the accompanying proxy card and return it to Telemonde, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

   Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Telemonde either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

   Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  . for election of the nominated slate of directors (see page 4);

  . for the amendment to our certificate of incorporation to increase our authorized share capital (see page 7); and

  . for ratification of the appointment of Moore Stephens, Chartered
    Accountants, as our independent accountants for fiscal 2001 (see page 9).

   With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

   Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

   Amendment to Telemonde's Certificate of Incorporation. The affirmative vote of the holders of a majority of the voting power will be required for approval of an amendment to our certificate of incorporation to increase our authorized capital stock. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   Ratification of Accountants. The affirmative vote of the holders of a majority of the votes represented in person or by proxy will be required for the ratification of Moore Stephens, Chartered Accountants, as our independent auditors and accountants for 2001. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

When are stockholder proposals for next year's annual meeting due?

   If you want to present a proposal to be considered for inclusion in next year's proxy statement, it must be delivered in writing to the Secretary of Telemonde at 230 Park Avenue, 10th Floor, New York, New York 10169 no later than January 5, 2002.

   If you want to present a proposal for consideration at next year's annual meeting, without including the proposal in the proxy statement, you must provide written notice to the Secretary at the above address no earlier than March 9, 2002 and no later than April 8, 2002.

   In either case, you must present the proposal in person at the meeting.

Who pays the cost of solicitation?

   This proxy statement is being furnished in connection with the solicitation of proxies by Telemonde's board of directors. Telemonde will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile, electronic mail, or telegraph by officers, directors, and employees of Telemonde who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees, and fiduciaries will be reimbursed for their reasonable expenses incurred in such connection.

How can I receive a copy of the annual report?

   The annual report for the year ended December 31, 2000, including the Form 10-K, is being delivered with this proxy statement.

What does discretionary authority mean for stockholders of record?

   If you sign and return your proxy card without making any selection(s), the persons named on the proxy will vote your shares "for" proposals 1 through 3. If other matters come before the meeting, the persons named on the proxy card will have the authority to vote on those matters for you. At this time, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Who tabulates the votes?

   Representatives of First Union National Bank will tabulate the votes. The Board has appointed First Union National Bank as the independent Inspector of Election.

If I plan to attend the annual meeting, should I still vote by proxy?

   Yes. Casting your vote in advance does not affect your right to attend the meeting. Written ballots will be available at the annual meeting for stockholders of record. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

--------------------------------------------------------------------------------
                       PROPOSAL 1. ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

   Our certificate of incorporation divides the board into three classes, as nearly equal in number as possible. Directors within each class are elected to serve three-year terms and one-third of the directors sit for election at each annual meeting of stockholders. Adam N. Bishop and Miguel D. Tirado are nominated to serve as directors in Class II and, if elected, will serve until the 2004 annual meeting of stockholders. Paul E. Donofrio and Count Gottfried
A. von Bismarck are in Class I and have been elected to serve as directors until the 2003 stockholder meeting. Kevin F.H. Maxwell and Mark G. Hollo are in Class III and have been elected to serve as directors until the 2002 stockholder meeting. Under the Bylaws, the affirmative vote of a plurality of all the votes cast at the annual meeting, assuming a quorum is present, is sufficient to elect a director.

   Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his substitute, will vote such proxy for the election of the two nominees listed below as directors for a three-year term and until their respective successors are duly elected and qualify. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the person named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

   The following table sets forth the nominees and the other present members of the Board of Directors. With respect to each such person, the table sets forth the age, principal occupation, position presently held with Telemonde, and the year in which the person first became a director of Telemonde.

                         Class II Nominees for Election
                             (Terms Expiring 2004)

                                              Principal Occupation and             Director
             Name             Age         Present Position with Telemonde           Since
             ----             ---         -------------------------------          --------
   Adam N. Bishop...........   41 President, Chief Executive Officer and Director    1999
   Miguel D. Tirado(1) (2)..   57 Professor of Management Systems at California      1999
                                  State University, Monterey Bay; Director

                          Incumbent Class I Directors
                             (Terms Expiring 2003)

                                              Principal Occupation and             Director
             Name             Age         Present Position with Telemonde           Since
             ----             ---         -------------------------------          --------
   Paul E. Donofrio.........   42 Executive Vice President and Chief Financial       2000
                                  Officer of Chiliad, Inc.; Director
   Count Gottfried A. von
    Bismarck................   38 Vice President, Secretary and Director             1999

                         Incumbent Class III Directors
                             (Terms Expiring 2002)

                                              Principal Occupation and             Director
             Name             Age         Present Position with Telemonde           Since
             ----             ---         -------------------------------          --------
   Kevin F.H. Maxwell(1)....   42 Chairman                                           1999
   Mark G. Hollo(1)(2)......   50 Managing Director of Sands Brothers & Co., Ltd.;   1999
                                  Director

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

Adam N. Bishop, 41, President, Chief Executive Officer and Director

   Mr. Bishop, a co-founder of Telemonde, joined Telemonde Networks Limited in March 1999, and has served as the President and Chief Executive Officer of Telemonde since May 1999. From 1996 until 1999, Mr. Bishop served as a consultant to various telecommunications companies, including EquiTel Communications Limited, to which he provided advice in relation to the development of its route management business. During this period, Mr. Bishop also served for a time as chief executive officer of North American Gateway, Ltd., a wholesale voice telephony carrier and a division of North American Gateway, Inc., where he established the group's operations in Europe. From 1991 to 1996 Mr. Bishop was employed by British Telecom, where he was head of new business development in international carrier services.

Miguel D. Tirado, Ph.D., 57, Director

   Dr. Tirado became a director of Telemonde in November 1999. Since 1986, Dr. Tirado has been a Professor of Management Systems at California State University. While in this post, between 1986 and 2000 he was also the Dean of Graduate Studies and Research at California State University, Monterey Bay. Since 2000 he has been a Research Fellow and Co-Principal Investigator at Stanford University. He has been a Senior Fellow at the Institute for Defense Education and Analysis at the Naval Post Graduate School in Monterey, California since 1996. Dr. Tirado also is Managing Director of Tirado and Associates, a management consulting firm advising clients in California's Silicon Valley. Prior to joining the faculty of California State University, Monterey Bay, he was the European Marketing Director for Pacific Telesis, a US-based telecommunications company and now a subsidiary of SBC Communications, Inc.

Paul E. Donofrio, 42, Director

   Mr. Donofrio became a director of Telemonde in June 2000. Mr. Donofrio has served as Executive Vice President and Chief Financial Officer of Chiliad, Inc. since November 2000 and as a director since June 2000. Prior to his current assignment with Chiliad, beginning in March of 2000, Mr. Donofrio served as Telemonde's Executive Vice President and Chief Financial Officer. Prior to joining Telemonde, Mr. Donofrio was employed since 1991 with Microwave Power Devices, Inc. and most recently served as Executive Vice President, Chief Operating and Financial Officer. MPDI designs, manufactures and sells highly linear, radio frequency and microwave, power amplifiers and related subsystems to the worldwide wireless telecommunications market. Before his employment with MPDI, Mr. Donofrio worked with AIL Systems, Inc., an Eaton Corporation subsidiary which focuses mainly on aerospace electronics. Prior to working with AIL, Mr. Donofrio was employed with Cost Free Internal Profit Systems, Inc. as a management consultant.

Count Gottfried A. von Bismarck, 38, Vice President, Secretary and Director

   Count von Bismarck joined Telemonde and has served as Vice President, Secretary and a director of Telemonde since May 1999. From December 1998 until he joined Telemonde, he was a Director of London International Development Corporation, an international investment business with interests in the telecommunications sector in central Asia and India, among other investments. From September 1997 until December 1998, he was Director of Fund Management for AURORA Kapital Limited, a German investment business. From May 1995 to August 1997, Count von Bismarck served as an advisor to the Minister of Privatization of Croatia, where he developed and implemented the Croatian Mass Privatization Program, strategies for the privatization of public utilities, including telecommunications, and infrastructure projects. Prior to his work with the Croatian Minister, from 1993 to 1995 Count von Bismarck worked as a management consultant specializing in business turn-around management in the former East Germany and in the Czech Republic. From 1991 to 1993 he worked for the State Privatization Agency (Treuhandanstalt) of the Federal Republic of Germany, managing a portfolio of 28 large and medium sized companies in the electronics communications sector.

Kevin F. H. Maxwell, 42, Chairman

   Mr. Maxwell, a co-founder of Telemonde, joined Telemonde and has served as Chairman of the Board and a director of Telemonde since May 1999. From 1993 to 1999, Mr. Maxwell was a self-employed strategic business development consultant affiliated with Westbourne Communications Limited, a UK consulting firm. Through Westbourne, he provided advice and consultancy services to a range of telecommunications-related clients. In particular, prior to joining Telemonde, he provided through Westbourne advice to Telemonde on its early development and on corporate finance issues. Until 1991, Mr. Maxwell was Deputy Chairman and Deputy Chief Executive Officer of Maxwell Communication Corporation plc, and its subsidiary Macmillan, Inc. and a director of Mirror Group Newspapers.

Mark G. Hollo, 50, Director

   Mr. Hollo became a director of Telemonde in November 1999. Mr. Hollo has served as a Managing Director of Investment Banking for Sands Brothers & Company, Ltd., a securities and investment banking firm and member of the New York Stock Exchange, since 1992. Pursuant to an engagement letter with Sands Brothers dated October 27, 1999, as amended, Telemonde has agreed to use its best efforts to elect a designee of Sands Brothers to the Telemonde Board for a period of three years. Mr. Hollo has been appointed to the Board as such designee.

   The Board currently consists of Messrs. Maxwell, Bishop, von Bismarck, Hollo and Donofrio and Dr. Tirado. At the annual meeting, successors to each director whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. The Board has the power to appoint the officers of Telemonde. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation, or removal.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THIS PROXY STATEMENT.

   Board Relationships. We are not aware of any family relationships between any directors or executive officers of Telemonde. No director of Telemonde currently serves as a director of any other United States public company.

   Board Committees. The Board of Directors has appointed an Audit Committee and a Compensation Committee.

     Audit Committee. The Audit Committee was initially established in November of 1999 and consists of Mr. Maxwell, Mr. Hollo and Dr. Tirado. The Audit Committee has the authority and responsibility to:

    . Hire one or more independent accountants to audit Telemonde's books, records and financial statements and to review Telemonde's systems of accounting (including Telemonde's systems of internal control);

    . Discuss with such independent accountants the results of such audit and review;

    . Conduct periodic independent reviews of the systems of accounting
      (including systems of internal control); and

    . Make reports periodically to the full Board of Directors with respect to its findings.

     Compensation Committee. The Compensation Committee initially was established in November 1999 and consists of Mr. Hollo and Dr. Tirado. The Compensation Committee is responsible for fixing the compensation of the executive officers of Telemonde and will decide other compensation matters including the operation of any stock option plans, management bonus plans and awards.

   Meetings. During 2000, the Board held five meetings, the Audit Committee held two meetings and the Compensation Committee held three meetings. Mr. Hollo attended six out of 10 meetings of the board and committees on which he serves.

--------------------------------------------------------------------------------
       PROPOSAL 2. AMENDMENT TO TELEMONDE'S CERTIFICATE OF INCORPORATION
--------------------------------------------------------------------------------

   The board of directors has determined that it is in the best interests of Telemonde and its stockholders to amend our certificate of incorporation to increase (a) the number of shares of common stock that we are authorized to issue from 145,000,000 to 475,000,000 and (b) the number of shares of preferred stock that we are authorized to issue from 5,000,000 to 25,000,000. If the amendment is approved, the first paragraph of Article Fourth of our certificate of incorporation will read as follows:

  The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 500,000,000 shares, of which 475,000,000 shares shall be designated as common stock, $.001 par value per share, and 25,000,000 shares shall be designated as preferred stock, $.01 par value per share ("Preferred Stock").

   The remainder of Article Fourth will not be amended and will remain unchanged in its entirety. If the stockholders approve the amended certificate, the board of directors currently intends to file the amended certificate with the Secretary of State of Delaware as soon as practicable following such stockholder approval. If the amended certificate is not approved by the stockholders, the existing certificate of incorporation will continue in effect.

   As you may be aware, we are close to exhausting our current supply of authorized common stock and have exhausted our supply of authorized preferred stock. The Board's recommendation is to increase the number of authorized shares of common stock to 475,000,000 from 145,000,000 and to increase the number of authorized shares of preferred stock to 25,000,000 from 5,000,000.

   As a start up company, our cash flows are not yet sufficient to support current working capital needs and are not currently sufficient to support our growth plans. We need to increase our authorized share capital in order to give our management flexibility to finance our operations.

   We currently have 103,789,652 shares of common stock issued and outstanding, and commitments to issue 27,478,421 shares of common stock, bringing our fully diluted shares of common stock to 131,268,073.

   We currently do not have sufficient authorized share capital to meet certain of our obligations. In 1998 and 1999 we entered into agreements to purchase and lease bandwidth capacity from Global Crossing. We defaulted on these obligations in an aggregate amount of $54.8 million. In December 2000 we settled our outstanding liabilities with Global Crossing by, in part, issuing five million shares of our preferred stock. These five million preferred shares are convertible into 23 million shares of common stock after May 31, 2001. In order to meet our commitment to Global Crossing, we must increase our authorized capital stock. In the event we do not meet our obligations by our failure to increase our authorized common stock, we must immediately pay Global Crossing approximately $4 million in cash. By restructuring our debt with Global Crossing, we achieved an extraordinary gain of $17,624,000, and a decrease on our net loss per share of $.19 per share. It was in the best interest of Telemonde and our stockholders to restructure this debt and it is now imperative to increase our authorized capital stock to ensure that Global Crossing would be able to convert the preferred stock if it so elects.

   We entered into certain agreements with Communications Collateral Limited and due to a failure to meet our commitments, we are obligated to issue CCL 8.2 million shares of common stock following an increase in our authorized share capital. In the event of a failure to increase our authorized share capital, we will have an immediate liability to make CCL a cash payment of approximately $2 million.

   We entered into a convertible loan agreement with Home Run Limited in the amount of approximately $7,500,000 on April 27, 2000. The loan is convertible into our common stock at Home Run's option after June 30, 2001 on the basis of 1 share for each $0.16 of the loan outstanding. The loan was repayable on April 26, 2001, but Home Run has agreed to extend the loan for a further period of 12 months (until April 26, 2002). In the event of a failure to increase our authorized share capital, the loan will be repayable in full.

   Under the sale and purchase agreement by which Telemonde purchased EquiTel, there may be a deferred consideration due to the shareholders of EquiTel to be satisfied by the issuance of Telemonde shares. Under the terms of the agreement with the EquiTel shareholders, based on Telemonde's average share price of $.13, as calculated over the last 10 trading days of 2000, the maximum number of shares issuable would be 230,769,231 with respect to consideration due for 2000. The expectation, however, is that the shares to be issued to fulfill Telemonde's obligations to the shareholders of EquiTel for the consideration due for 2000 will not exceed 15,000,000. In the event that Telemonde does not have sufficient authorized shares to fulfill its obligations to the shareholders of Equitel, it will be in breach of its obligations and may be required to pay approximately $1.95 million in cash to the EquiTel shareholders.

   If our share capital is not increased to enable us to issue the shares referred to above, we would be unable to meet our cash obligations, which may, in turn, endanger our existence.

   We require additional working capital. Without the ability to raise working capital or make accommodations with creditors through the issuances of shares, we risk being in a position where we cannot cover our working capital needs.

   Another issue with respect to the need to authorize additional shares of capital stock is the retention and recruiting of personnel. A primary compensation device for start-up companies competing in our industries is stock and options. This tool will not be available to us without your vote in support of the board's recommendation to increase our authorized share capital.

Possible Effects of the Proposed Amendment to the Certificate of Incorporation

   If the stockholders approve the proposed amended certificate, the board of directors may cause the issuance of additional shares of common stock without further vote of the stockholders, except as provided under Delaware corporate law. Current holders of common stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their relative ownership. The issuance of additional shares of common stock would decrease the proportionate equity interest of our current stockholders and, depending upon the price paid for such additional shares, could result in dilution to our current stockholders.

   The proposed amended certificate could, under certain circumstances, have an anti-takeover effect, although this is not our intention. For example, the substantial increase in the number of authorized shares of common stock could help our management frustrate efforts of stockholders seeking to remove management and could have the effect of limiting stockholder participation in transactions such as mergers or tender offers, regardless of whether those transactions are favored by incumbent management. In addition, if the amended certificate is approved, the board of directors will have the ability to issue shares privately in transactions that could frustrate proposed mergers, tender offers or other transactions, even if those transactions are at substantial market premiums and are favored by a majority of the stockholders. Such an issuance of shares of common stock would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of Telemonde.

   Our certificate of incorporation and bylaws currently contain provisions that may have an anti-takeover effect that may delay, deter or prevent a change-in-control of Telemonde or other transaction that might involve a premium price or otherwise be in the best interest of our stockholders. Our board of directors is divided into three classes. Directors of each class are chosen for three year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of Telemonde, even though a tender offer or change in control might be in the best interest of the stockholders. Directors may be removed from office only for cause. Our certificate of incorporation authorizes the board of directors to classify or reclassify, in one or more series, any unissued shares of preferred stock and to set the preferences, rights and other terms of these shares. The board of directors could establish a series of shares of preferred stock whose terms could delay, deter or prevent a change in control of Telemonde or other transaction that might involve a premium price or otherwise be in the best interest of the stockholders, although the board of directors does not now intend to establish a series of preferred shares of this kind. Finally, our certificate of incorporation provides that stockholders may not adopt, amend or repeal any bylaw unless such action is approved by the affirmative vote of the holders of not less than two-thirds of the voting power of all of the outstanding shares of capital stock entitled to the generally in the election of directors.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED CERTIFICATE.

--------------------------------------------------------------------------------
  PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS AS INDEPENDENT
                    ACCOUNTANTS AND AUDITORS FOR FISCAL 2001
--------------------------------------------------------------------------------

   The Board of Directors has appointed Moore Stephens, Chartered Accountants, as our independent accountants and auditors for fiscal 2001. Moore Stephens, Chartered Accountants, served as independent accountants and auditors of Telemonde for the years ended December 31, 2000 and 1999. Representatives of the firm will be present at the annual meeting, have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

   The affirmative vote of the holders of a majority of the outstanding shares of common stock represented at the annual meeting and entitled to vote is required to ratify the appointment of Moore Stephens, Chartered Accountants, as our independent accountants and auditors for fiscal 2001.

   THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS, CHARTERED ACCOUNTANTS, AS OUR INDEPENDENT ACCOUNTANTS AND AUDITORS FOR FISCAL 2000.

                               EXECUTIVE OFFICERS

   Telemonde and its subsidiary EquiTel Communications Limited have the following executive officers in addition to Messrs. Maxwell and Bishop (whose descriptions are detailed above in Proposal 1. Election of Directors).

            Name           Age                 Present Position
            ----           ---                 ----------------
   Andrew J. Hedges.......  33 Executive Vice President and Chief Operating
                               Officer
   Harry D. Pomeroy.......  46 President of EquiTel
   Nicholas J. Topham.....  43 Executive Vice President--Corporate Strategy and
                               Business Development
   Larry S. Trachtenberg..  48 Executive Vice President and Chief Information
                               Officer
   Alan Thompson..........  60 Executive Vice President--Finance

Andrew J. Hedges, 33, Executive Vice President and Chief Operating Officer

   Mr. Hedges joined Telemonde in November 1999 and has served as Chief Operating Officer since then. Prior to joining Telemonde, he gained substantial experience in commercial operations, sales and marketing and international services from his previous positions at leading telecommunications companies. From 1997 to 1999, he was the Managing Director of First Telecom plc, one of the largest independent telecommunications retailer in the United Kingdom. Prior to joining First Telecom, Mr. Hedges worked as Sales and Marketing Manager at Gemini Submarine Cable Systems Limited, a trans-Atlantic fiber-optic cable construction and sales company. From 1994 to 1997, he was Commercial Operations Manager in the United Kingdom for MFS Communications Limited, now part of WorldCom. Mr. Hedges also spent four years in international commercial management at British Telecom.

Harry D. Pomeroy, 46, President of EquiTel

   Mr. Pomeroy, a co-founder of Telemonde and EquiTel, joined EquiTel in September 1998 upon its incorporation and has served as President and a Director of EquiTel since then. He joined Telemonde in November 1999, upon the acquisition of EquiTel by Telemonde. He is one of the small number of experts with extensive experience and knowledge of the traditional carrier marketplace, new telecom carriers, and the emerging wholesale telecommunications marketplace. Prior to joining EquiTel, Mr. Pomeroy was the head of Commercial Carrier Operations at MCI WorldCom from 1996 to 1998. From 1985 to 1996 he held various sales and marketing positions at British Telecom, becoming Group Sales Manager for Global Accounts in 1993 and later the head of International Carrier Marketing Operations.

Nicholas J. Topham, 43, Executive Vice President--Corporate Strategy and Business Development

   Mr. Topham joined EquiTel in May 1999 and has served as a Director of EquiTel since then. He joined Telemonde in November 1999, upon the acquisition of EquiTel by Telemonde. He specializes in international wholesale communications and telecommunications strategic development. Prior to joining EquiTel, Mr. Topham was a director of the Global Communications and Entertainment practice of Arthur Andersen, a leading international accounting firm from 1997 to 1999. Prior to joining Arthur Andersen, he spent 13 years at British Telecom from 1984 to 1997, becoming head of Business Development and Strategy for International Wholesale Services.

Larry S. Trachtenberg, 48, Executive Vice-President and Chief Information
Officer

   Mr. Trachtenberg, a co-founder of EquiTel, joined EquiTel in September 1998 and has served as a Director of EquiTel since November 1998. He joined Telemonde in November 1999, upon the acquisition of EquiTel by Telemonde. Mr. Trachtenberg has extensive management experience in the telecommunications, Internet, news media and financial services industries. Prior to joining EquiTel, from 1992 to 1998 he was a consultant to a number of companies, including Telemonde, and prior to that held senior management positions in communications and financial services businesses. Until 1991, Mr. Trachtenberg was Managing Director of Maxwell Central & East European Partners plc.

Alan Thompson, 60, Executive Vice-President--Finance

   Mr. Thompson was appointed Executive Vice-President--Finance in November 2000. Previous roles at Telemonde were as Corporate Controller since March 2000 and as Finance Director of the UK subsidiaries since October 1999. Prior to joining Telemonde, Mr. Thompson provided consultancy services. As a consultant, he was engaged by both EquiTel and Telemonde to prepare preliminary business plans and to create the companies' accounting systems and infrastructure. A Fellow of the Institute of Chartered Accountants in England and Wales, Mr. Thompson has an extensive financial and general management background mainly in the media industry.

                      REPORT OF THE COMPENSATION COMMITTEE

   Telemonde has employment contracts with Messrs. Maxwell, Bishop, Hedges, Pomeroy, Topham and Trachtenberg, all of which run from 1999 until 2002; accordingly, the Compensation Committee did not determine compensation for these executives in 2000. Mr. Hedges' renumeration was reviewed and increased during 2000 by the Compensation Committee. Mr. Thompson's renumeration was determined prior to his appointment as an executive officer in November 2000 from his employment as corporate controller.

   Although the Compensation Committee does not have a specific compensation policy which is used to establish executive compensation, when making compensation decisions, the Compensation Committee considers such factors as:

  . Telemonde's need to recruit, motivate and retain high quality executives;
    and

  . Market salary comparisons for experienced executives in the telecommunications industry.

            OUTSTANDING VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

   The common stock and the preferred stock are our only voting securities. Only holders of common stock and preferred stock of record on April 23, 2001, are entitled to notice of and to vote at the annual meeting. As of April 23, 2001 there were 103,789,652 shares of common stock and 5,000,000 shares of preferred stock issued and outstanding. Holders of each share of common stock are entitled to one vote on all matters submitted before the annual meeting or any adjournments of the annual meeting. The holder of each share of preferred stock is entitled to 4.6 votes on all matters submitted before the annual meeting or any adjournments of the annual meeting. We are not aware of any change in control which has occurred during 2000, nor are we aware of any arrangement which at a subsequent date may result in a change in control of Telemonde.

   The following table provides you with certain information, as of April 23, 2001 regarding beneficial ownership of our common stock by: (1) each of our directors and executive officers; (2) each person whom we believe beneficially owns more than 5% of our outstanding voting stock; and (3) all executive officers and directors as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power as to the shares owned by that person.

                                              Amount and Nature of Percentage
                              Title of Stock  Beneficial Ownership of Class(%)
Name and Address (1)               Class           (#) (2)(3)          (4)
--------------------          --------------- -------------------- -----------
Kevin F. H. Maxwell (5)...... Common Stock          3,183,492          2.99

Adam N. Bishop (6)........... Common Stock          2,526,583          2.40

Paul E. Donofrio (7)......... Common Stock            675,000           *

Andrew J. Hedges (8)......... Common Stock            750,000           *

Count Gottfried A. von
 Bismark..................... Common Stock                --            --

Harry D. Pomeroy (9)......... Common Stock          2,081,583          1.98

Nicholas J. Topham (10)...... Common Stock            800,000             *

Larry S. Trachtenberg (11)... Common Stock          1,087,500          1.04

Alan Thompson (12)........... Common Stock            350,000           *

Mark G. Hollo (13)........... Common Stock          1,604,324          1.54

Miguel D. Tirado (14)........ Common Stock            729,324           *

Intelecom Corporation, Inc.
 (15)........................ Common Stock         17,273,812         16.64
 Lake Building, 1st Floor
 Wickhams, Cay One
 Road Town, Tortola
 British Virgin Islands

Fast Firm Limited............ Common Stock          9,917,356          9.56
 7-10 Chandos Street
 London England W1

Communications Collateral
 Limited (16)................ Common Stock         18,397,631         15.06
 The Tropic Isle Building
 Road Town, Tortola
 British Virgin Islands

WorldCom, Inc................ Common Stock         15,766,792         15.19
 MCI WorldCom Global Networks
  U.S., Inc.
 500 Clinton Center Drive
 Clinton, Mississippi

Global Crossing Limited
 (17)........................ Series A              5,000,000           100
 Wessex House                 Convertible
 45 Reid Street               Preferred Stock
 Hamilton, Bermuda

All Directors and Executive
 Officers as a group
 (11 persons)................ Common Stock         13,787,806         12.16

--------
  *  Less than one percent of Telemonde common stock.
 (1) If no address is given, the named individual is an executive officer or director of Telemonde, whose business address is: 40 Portman Square, 4th Floor, London, W1H 9FH United Kingdom.
 (2) Shares of common stock that a person has the right to acquire within 60 days of April 23, 2001 are deemed outstanding for computing the percentage ownership of the person having the right to acquire such shares, but are not deemed outstanding for computing the percentage ownership of any other person.
 (3) Beneficial ownership for certain named person includes the number of shares initially issued to him upon the acquisition of EquiTel by Telemonde, but does not include shares that may be issued to each person as additional consideration paid to former EquiTel stockholders, as described below in the section entitled, "Certain Relationships and Related Transactions."
 (4) As of April 23, 2001, there were 103,789,652 shares of common stock issued and outstanding and 5,000,000 shares of preferred stock issued and outstanding.
 (5) Mr. Maxwell's beneficial ownership includes 2,756,790 shares of Telemonde common stock attributable to Mr. Maxwell because of his right to purchase such shares from Intelecom Corporation, Inc. Mr. Maxwell's beneficial ownership also includes 426,702 shares of Telemonde common stock held by Telcoworld Limited, in which Mr. Maxwell has a 33.4% ownership interest.
 (6) Mr. Bishop's beneficial ownership includes 1,537,000 shares of common stock Mr. Bishop has the right to purchase from the Telemonde Employee Benefit Trust at $.001 per share.
 (7) Mr. Donofrio's beneficial ownership includes 675,000 shares of Telemonde common stock that Mr. Donofrio received as part of his termination arrangements with Telemonde upon his resignation as Chief Financial Officer. These shares were issued to Mr. Donofrio in lieu of certain bonus and his vested options to purchase 1,800,000 shares at $.50 per share to which he was entitled.
 (8) Mr. Hedge's beneficial ownership includes 750,000 shares of common stock Mr. Hedges has the right to purchase from the Telemonde Employee Benefit Trust at $.001 per share.
 (9) All shares attributed to Mr. Pomeroy are held by his wife. Mr. Pomeroy's beneficial ownership includes 1,397,000 shares of common stock that Mr. Pomeroy's wife has the right to purchase from the Telemonde Employee Benefit Trust at $.001 per share.
(10) Mr. Topham's beneficial ownership includes 800,000 shares of common stock Mr. Topham has the right to purchase from the Telemonde Employee Benefit Trust at $.001 per share.
(11) All shares attributed to Mr. Trachtenberg are held by his wife. Mr. Trachtenberg's beneficial ownership includes 715,598 shares of common stock that Mr. Trachtenberg's wife has the right to purchase from the Telemonde Employee Benefit Trust at $.001 per share.
(12) Mr. Thompson's beneficial ownership includes 350,000 shares of common stock Mr. Thomson has the right to purchase from the Telemonde Employee Benefit Trust at $.001 per share.
(13) Mr. Hollo's beneficial ownership includes 657,895 shares Mr. Hollo is entitled to receive as compensation for his membership on the Board of Directors from November 2000 through April 2001, which number represents $125,000 in shares of common stock, valued at $.19 per share. Mr. Hollo's ownership also includes 875,000 shares beneficially owned by Black Trust, beneficiaries of which are descendants and other family members of Mr. Hollo. Mr. Hollo is agent for Black Trust through a Power of Attorney.
(14) Dr. Tirado's beneficial ownership includes 657,895 shares Dr. Tirado is entitled to receive as compensation for his membership on the Board of Directors from November 2000 through April 2001, which number represents $125,000 in shares of common stock, valued at $.19 per share.
(15) The beneficial owner of Intelecom is Rhone Financial Indemnity Re Ltd., an Irish company, which formerly was the sole shareholder of Telemonde Investments Limited and which created Intelecom as a vehicle for its ownership of Telemonde shares. Intelecom currently holds 7,000,000 shares of common stock on behalf of the Employee Benefit Trust under which certain employees have the right to purchase shares at $0.001 per share.
(16) The beneficial ownership of Communications Collateral Limited includes 10,197,631 shares of Telemonde common stock issuable upon the exercise of a warrant for the purchase of such shares at an exercise price equal to the lesser of $2.70 and the average price 20 trading days immediately prior to the exercise of the warrant, which number is equal to seven percent of Telemonde's issued and outstanding common stock (on a fully diluted basis) as of April 23, 2001. The warrant presently is exercisable, and will remain exercisable until the third anniversary of the closing date of the first transaction that raises additional capital for Telemonde of at least $10 million through the sale of equity securities. The beneficial ownership of CCL also includes 8,200,000 shares issuable pursuant to a settlement letter, dated March 21, 2001.
(17) Global Crossing Limited is the beneficial owner of 5,000,000 shares of preferred stock, which are convertible into 23,000,000 shares of common stock on or after May 31, 2001.

                             EXECUTIVE COMPENSATION

   The table and notes below show the annual, long-term and other compensation for services in all capacities to Telemonde and its subsidiaries paid during the years ended December 31, 2000 and 1999 to the Chief Executive Officer and the other four most highly compensated executive officers of Telemonde (the "named executive officers".) No compensation was paid to the named executive officers in 1998.

                                                            Annual
                                                     Compensation(1) (2)
                                                     -------------------------
 Name                           Position        Year Salary($)       Bonus($)
 ----                           --------        ---- -----------     ---------
K. F. H. Maxwell......... Chairman              2000      358,440            0
                                                1999      222,530(3)         0

A. N. Bishop............. President & Chief     2000      358,440            0
                          Executive Officer     1999      198,144(4)         0

H. D. Pomeroy............ President of EquiTel  2000      358,440            0
                                                1999      265,302            0

N. J. Topham............. Executive Vice-       2000      328,570            0
                          President--Corporate  1999      181,969(5)         0
                          Strategy and Business
                          Development

Larry S. Trachtenberg.... Executive Vice-       2000      276,298            0
                          President and Chief   1999      218,799            0
                          Information Officer

--------
(1) Compensation figures shown for 1999 reflect the conversion of compensation paid in UK pounds sterling into U.S. dollars at $1.62 per (Pounds)1.00, the exchange rate in effect on December 31, 1999.
(2) Compensation figures shown for 2000 reflect the conversion of compensation paid in UK pounds sterling into U.S. dollars at $1.4935 per (Pounds)1.00, the exchange rate in effect on December 31, 2000.
(3) Compensation is for seven months beginning June 1999.
(4) Compensation is for six months beginning July 1999.
(5) Compensation is for five months beginning August 1999.

   The compensation amounts shown above represents the salary and other compensation paid by Telemonde to the named individuals in the years ended December 31, 2000 and December 31, 1999. The table above excludes any payments made for consulting services provided by individuals prior to joining Telemonde or EquiTel.

                              EMPLOYMENT CONTRACTS

   Telemonde has entered into an employment agreement with Mr. Maxwell, retaining him as Telemonde's Chairman. The term of the agreement runs until June 30, 2002, after which either Mr. Maxwell or Telemonde may terminate the agreement with six months' notice. The agreement provides for a basic salary for Mr. Maxwell of (Pounds)240,000 per year, equal to approximately $358,440 at the exchange rate on December 31, 2000, and health insurance for Mr. Maxwell and his family. No provision has been made in the agreement for bonus payments, stock option grants, or pension contributions to Mr. Maxwell.

   Telemonde Networks Limited has entered into an employment agreement with Mr. Bishop, retaining him as President and Chief Executive Officer of Telemonde, Inc. and Telemonde Networks Limited. The term of the agreement runs until June 30, 2002, after which either Mr. Bishop or Telemonde Networks Limited may terminate the agreement with six months' notice. The agreement provides for a basic salary for Mr. Bishop of (Pounds)240,000 per year, equal to approximately $358,440 at the exchange rate on December 31, 2000, and health insurance for Mr. Bishop and his family. No provision has been made in the agreement for bonus payments, stock option grants, or pension contributions to Mr. Bishop.

   At the time of Telemonde's acquisition of EquiTel, EquiTel entered into employment agreements with Messrs. Pomeroy, Topham and Trachtenberg retaining them as President, Chief Executive Officer and Managing Director, respectively, of EquiTel. The term of each agreement runs until June 30, 2002. The agreement between EquiTel and Mr. Pomeroy provides for a basic salary of (Pounds)240,000 per year, equal to approximately $358,440 at the exchange rate on December 31, 2000. The agreement with Mr. Topham provides for a basic salary of (Pounds)220,000 per year, equal to approximately $328,570 at the exchange rate on December 31, 2000. The agreement with Mr. Trachtenberg provides for a basic salary of (Pounds)185,000 per year, equal to approximately $276,298 at the exchange rate on December 31, 2000. No provision has been made in any of these agreements for bonus payments, stock option grants, or pension contributions.

                      BOARD COMPENSATION AND OTHER MATTERS

   Currently, non-employee directors, including Mr. Hollo, Dr. Tirado and Mr. Donofrio, are entitled to receive $100,000 per year for their services. In addition, they have the right to receive common stock equal to $250,000 for each year they serve on the board of directors. Thus, because Telemonde has a classified board and each director serves a three-year term, total compensation for each non-employee director for his three-year term is $300,000 in cash and $750,000 of shares of common stock (with the exception of Mr. Donofrio, whose amount has been prorated from the time of his resignation as Telemonde's Chief Financial Officer and Executive Vice President). Only portions of board fees have been paid for 2000 and no shares have been issued because of Telemonde's current financial condition. We are currently discussing with our non-executive directors settlement of their director fees due and owing. We intend to reduce non-employee directors compensation to $50,000 per year, together with the right to receive common stock in the amount of 200,000 shares of common stock, or the number of common stock equal to $100,000, if lower. Other than reimbursements for reasonable expenses incurred, directors do not receive any additional compensation for serving on board committees. Employee directors do not receive any additional compensation for acting as directors.

   Telemonde has a consulting agreement with Count Gottfried von Bismarck under which he is responsible for developing Telemonde's business relationships in German-speaking areas. The term of the agreement is one year and provides for a fee of $120,000 per year, payable in monthly installments. The agreement automatically is renewed for additional three-month terms, unless notice of termination is given by Telemonde or Count von Bismarck 60 days before the expiration of the then-current term. This agreement remains in force on a rolling three-month notice basis.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board was initially established in November of 1999 and consists of Mr. Hollo and Dr. Tirado. Neither Mr. Hollo nor Dr. Tirado are or ever have been officers or employees of Telemonde. No executive officer of Telemonde serves as a member of the board of directors or Compensation Committee of another entity that has one or more executive officers that serve as a member of the Telemonde board or the Telemonde Compensation Committee.

   Mr. Hollo is a director and stockholder of Telemonde and a Managing Director of Sands Brothers & Co., Ltd. Prior to Mr. Hollo's appointment to Telemonde's Board, in October 1999 Telemonde engaged Sands Brothers to provide financial and consulting services for a three year period. Pursuant to that agreement, Sands Brothers will receive a placement fee equal to 10% of the total consideration raised in any financing facilitated by Sands Brothers. Sands Brothers or its designee(s) will also have the right to subscribe, at par value, for 1,750,000 shares of Telemonde common stock upon the completion of the first tranche of financing. Sands Brothers will also have the right to subscribe, at par value, for an additional 200,000 shares of common stock for each $1,000,000 of financing facilitated by Sands Brothers and accepted by Telemonde. Telemonde has also agreed to pay Sands Brothers a transaction fee equal to five percent of the consideration paid in any completed acquisition or business transaction that was facilitated by Sands Brothers. No fees were paid to Sand Brothers & Co., Ltd. in 2000. In addition to Mr. Hollo, trusts established for the benefit of the families of certain affiliates of Sands Brothers received, in the aggregate, 875,000 shares of Telemonde common stock.

                            STOCK PERFORMANCE GRAPH

   The graph below compares our cumulative total stockholder return on our common stock from May 19,1999 (the date our common stock began trading as "TLMD" following our acquisition of Pac-Rim Consulting, Inc.) through December 31, 2000 with the cumulative total returns of the Nasdaq Composite Index and the Nasdaq Telecom Index. The graph assumes $100 invested on May 19, 1999 in Telemonde common stock, and $100 invested on such date in each of the Nasdaq Composite Index and the Nasdaq Telecom Index, with dividends reinvested. In the proxy statement provided to stockholders in connection with our 2000 annual meeting of stockholders, we used the Bloomberg U.S. Telecom Services Index (the "Old Index"). We have decided to replace the Old Index with the Nasdaq Telecom Index because we believe the latter index is more accessible to our stockholders. In accordance with the SEC Rules, the graph below also illustrates the cumulative total stockholder return of the Old Index over the relevant period.

                           [STOCK PERFORMANCE GRAPH]
                         Total Return to Stockholders
                     (Assumes $100 Investment on 5/19/99)
Total Return Analysis                   5/19/1999     12/31/1999    12/31/2000
---------------------                   ---------     ----------    ----------
Telemonde, Inc.                          $100.00       $ 50.52        $ 1.92
Nasdaq Telecom, Inc.                     $100.00       $147.61        $67.37
Bloomberg U.S. Telecom Services Index    $100.00       $108.47        $59.81
Nasdaq Composite                         $100.00       $158.16        $96.02

       CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

EquiTel

   Telemonde and EquiTel have had a close relationship since their respective inceptions, on March 10, 1998 and September 17, 1998. Even before Telemonde's acquisition of EquiTel on November 8, 1999, their principals and management overlapped, they shared premises and services and, in circumstances where it was mutually beneficial, they made joint presentations to potential customers. However, prior to the acquisition, the two businesses were legally separate.

   Acquisition of EquiTel. Telemonde acquired EquiTel on November 8, 1999. EquiTel's total assets at September 30, 1999 were $1,830,000. The maximum aggregate value of the consideration payable by Telemonde to the stockholders of EquiTel is $69 million. Telemonde's valuation of EquiTel was based on the historic price/earnings ratios of similar telecommunication companies, applied to the anticipated future after-tax earnings of EquiTel. The maximum aggregate value of the consideration payable reflect the fact that the consideration was payable wholly in Telemonde shares and that the majority of the consideration was deferred and dependent on additional consideration payable to stockholders of EquiTel upon EquiTel's achievement of anticipated future earnings.

   At the time of the acquisition, Mr. Maxwell and Mr. Bishop were executive officers and directors of Telemonde and were beneficial owners of EquiTel shares. In view of Mr. Maxwell's and Mr. Bishop's potential conflicts of interest regarding the acquisition of EquiTel, Telemonde's negotiations with EquiTel were conducted, and the terms of the acquisition were approved by, Count von Bismarck. Count von Bismarck and the board of directors of Telemonde appointed Gouldens, Solicitors, London, United Kingdom to advise Telemonde on the legal and contractual aspects of the acquisition, and appointed Brown, Shipley & Co., Investment Bankers, London, United Kingdom to advise Telemonde on the valuation of and consideration in respect of EquiTel.

   The purchase price for the acquisition of EquiTel was to be paid as follows:

  . On November 8, 1999, the initial consideration of $19 million was satisfied by the issuance to the EquiTel stockholders of 4,947,917 restricted shares of common stock of Telemonde.

  . On approximately June 30, 2001, a sum not exceeding $30 million in the aggregate payable to the former EquiTel stockholders, in proportion to their respective interests in EquiTel, by the issue of restricted shares of Telemonde common stock.

  . On approximately June 30, 2002, a sum not exceeding $50 million, less the amount paid on June 30, 2001, payable to the former EquiTel stockholders in the aggregate, in proportion to their respective interests in EquiTel, by the issue of restricted shares of Telemonde common stock.

   Under the terms of the acquisition agreement, the deferred consideration to be paid in 2001 and 2002 to the EquiTel stockholders is to be decreased if EquiTel does not achieve certain specified performance goals. The number of Telemonde shares to be issued will be determined by a previously determined formula, based upon the market price of Telemonde common stock over a fixed number of trading days prior to issuance. Using this formula, the value of the shares issued as initial consideration was set at $3.84 per share. Given the performance of EquiTel during 2000, the current share price of Telemonde, the effective integration of EquiTel into Telemonde and the perceived difficulty of allocating costs and expenses to EquiTel going forward, Dr. Tirado has been appointed on behalf of the Board to reach a settlement with the shareholders of EquiTel to cap the amount of shares due in June 2001 and "buy-out" any entitlement in 2002. It is expected that these discussions will be concluded by June 30, 2001. It is expected that the total number of shares to be issued to the former EquiTel shareholders will not exceed 25 million.

   Interests of Certain Persons in EquiTel. As a result of EquiTel acquisition, Mr. Maxwell and Mr. Bishop, who were beneficial owners of EquiTel, have received shares of Telemonde common stock, and are entitled to receive additional shares of Telemonde common stock when additional consideration is paid to the former EquiTel stockholders. Mr. Pomeroy, Mr. Topham and Mr. Trachtenberg, who were executive officers, directors and beneficial owners of EquiTel shares prior to its acquisition, also have received shares of Telemonde common stock and are entitled to receive additional shares of Telemonde common stock when additional consideration is paid to the former EquiTel stockholders.

Rhone Financial

   EquiTel has a loan of $1,000,000 from Rhone, the founding shareholder of Telemonde Investments Limited. This loan became an obligation of Telemonde upon the acquisition of EquiTel, which resulted in EquiTel becoming a wholly-owned subsidiary of Telemonde. This loan bears no interest, is unsecured, and is due and payable in full when EquiTel's resources permit. Telemonde believes that the terms of this loan are at least as favorable to Telemonde as could be obtained by arms-length bargaining with an unrelated party.

Westbourne Communications Limited

   Westbourne, the company through which Mr. Kevin Maxwell provided consultancy services to Telemonde prior to joining Telemonde as Chairman, continues to provide Telemonde with consulting services. The current terms are governed by an agreement signed on June 20, 2000. The agreement provides for Telemonde to pay Westbourne (Pounds)12,000 per month, equal to approximately $215,000 per year. The term of the agreement is for one year but may be renewed by mutual agreement of the parties. Telemonde has not determined whether it will seek to renew the agreement. Mr. Kevin Maxwell does not benefit from this agreement, nor does he provide any services under it. Westbourne's consultants include Mr. Ian R.C. Maxwell, the brother of Mr. Kevin Maxwell.

Argonaut Limited and Harley Consultants Limited

   During 2000 Telemonde made payments to Argonaut Limited and Harley Consultants Limited amounting to $45,000 for directors and consultancy services. Mr Michael Collins, a director of Telemonde Investments Limited, is a director of both Argonaut Limited and Harley Consultants Limited and has a controlling interest in Argonaut Limited.

Hoolcross Limited

   During 2000 Hoolcross Limited advanced $70,000 to Telemonde. Kevin Maxwell is the sole director and beneficial shareholder of Hoolcross Limited. This sum was provided on "arms-length" commercial terms. Mr. Maxwell does not currently receive any remuneration from Hoolcross Limited.

Sands Brothers & Co., Ltd.

   Mr. Hollo is a director and shareholder of Telemonde and a Managing Director of Sands Brothers & Co., Ltd. Prior to Mr. Hollo's appointment to Telemonde's Board, Telemonde engaged Sands Brothers to provide financial and consulting services for a three year period beginning in October 1999. Pursuant to that agreement, Sands Brothers will receive a placement fee equal to 10% of the total consideration raised in any financing facilitated by Sands Brothers. Sands Brothers or its designee(s) will also have the right to subscribe, at par value, for 1,750,000 shares of Telemonde common stock upon the completion of the first tranche of financing. Sands Brothers will also have the right to subscribe, at par value, for an additional 200,000 shares of common stock for each $1,000,000 of financing facilitated by Sands Brothers and accepted by Telemonde. Telemonde has also agreed to pay Sands Brothers a transaction fee equal to five percent of the consideration paid in any completed acquisition or business transaction that was facilitated by Sands Brothers. In addition to Mr. Hollo, trusts established for the benefit of the families of certain affiliates of Sands Brothers received, in the aggregate, 875,000 shares of Telemonde common stock.

Communications Collateral Limited

   Communications Collateral Limited is an investment company, owned by fourteen third-party investors, with which Telemonde has no relationship, other than pursuant to the agreements set forth below. In April 1999, Telemonde, through its now wholly owned subsidiary, Telemonde Investments Limited, entered into a series of agreements with CCL, including, among others, agreements for:

  . the sale of an IRU for bandwidth for $6.5 million;

  . the grant of an option which, among other things, required Telemonde to repurchase the bandwidth for $6.5 million upon CCL's request;

  . a $1 million loan by CCL to Telemonde due in August 1999;

  . the issuance to CCL of a warrant for an additional 7% of the shares of Telemonde, Inc., as calculated immediately prior to a Telemonde equity offering that raises at least $10 million;

  . the registration with the SEC of such shares issued and issuable to CCL.

   Telemonde defaulted on certain of these obligations. On January 13, 2000 Telemonde signed a forbearance agreement with CCL. Under this agreement, CCL agreed not to exercise its rights of default under the foregoing agreements until February 15, 2000, in consideration of various obligations of Telemonde. As of February 15, 2000, Telemonde had not fulfilled its obligations under the forbearance agreement, and as a result, CCL could foreclose on Telemonde's assets in order to recover amounts due under the original agreements. Under the terms of a settlement letter, dated March 21, 2001, 8.2 million shares are due to CCL as a result of Telemonde's continued failure to register CCL's shares for public resale. This settlement is contingent upon our stockholders approving our proposed increase in share capital.

   Under a warrant agreement, CCL has the right to acquire up to 7% of Telemonde's common stock, which equals approximately 10,197,631 shares if the warrant were exercised in full on April 23, 2001 at an exercise price equal to the lesser of $2.70 per share and the average price 20 trading days immediately prior to the exercise of the warrant.

WorldCom

   In December 1998 and March 1999, Telemonde entered into agreements to purchase certain capacity with a value of $19,800,000 and $6,500,000, respectively, from the WorldCom group. Telemonde defaulted on the total liability under these agreement in an amount equal to $26,300,000. In December 1999 Telemonde received a standstill letter, which has been amended and extended on a number of occasions, from WorldCom to defer demanding immediate payment of amounts due under the capacity purchase agreements. In July 2000 an agreement was reached with WorldCom whereby $9,000,000 of the outstanding debt due to WorldCom was exchanged for 15,766,792 shares of Telemonde common stock. As of April 23, 2001 Telemonde remains in default of its obligations under the capacity purchase agreements. Should Telemonde be unable to meet its obligations under the capacity purchase agreements and subsequent standstill arrangements, WorldCom could foreclose on assets included in property, plant and equipment with a net book value of $11,835,000 as of December 31, 2000. Telemonde has granted certain registration rights to WorldCom with respect to its shares of Telemonde common stock.

Global Crossing

   In June 1998 Telemonde entered in an agreement to purchase certain capacity from Global Crossing at a cost of $64,800,000. In December 1998 and December 1999, Telemonde entered into capacity operating lease agreements with Global Crossing to draw down capacity and make payments amounting to $12,856,000. Telemonde defaulted on its obligations under the capacity purchase agreements and the capacity lease obligations resulting in Telemonde owing $9,000,000 (plus related charges of $2,900,000) for drawdown services and having an outstanding obligation to draw down further capacity of $42,900,000. In December

2000, Telemonde and Global Crossing entered into a standstill agreement to settle the terms of Telemonde's liabilities under the capacity purchase and lease agreements. The standstill agreement provided for the extinguishment of liabilities under the capacity purchase and lease agreements in exchange for inventory, a new obligation to pay and lease agreements in exchange for inventory, a new obligation to pay $11,911,000 and 5,000,000 shares of preferred stock. The 5,000,000 shares of preferred stock are convertible into 23,000,000 shares of Telemonde common stock after May 31, 2001. Should Telemonde be unable to meet its obligations under the standstill agreement, the remaining amount due under the standstill agreement including interest thereon, and the cash equivalent of the preferred stock issued of approximately $4,025,000 will become immediately due and payable. Additionally, Global Crossing may take action to pursue debts arising under the original obligations which amounted to approximately $55,025,000. As of December 31, 2000, Telemonde owed $10,541,000 under terms of the standstill agreement.

   In connection with the above transaction, Telemonde entered into an Amended and Restated Registration Rights Agreement with Global Crossing on December 14, 2000. Pursuant to this agreement, Telemonde has granted Global Crossing certain registration rights with respect to the shares of common stock to be issued to Global Crossing upon conversion of the preferred stock.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires Telemonde's executive officers and directors and persons who own more than 10% of the Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"), as well as to furnish Telemonde with a copy of such report. Additionally, SEC regulations require Telemonde to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. It is the policy of Telemonde to file these reports on behalf of our directors and executive officers. Several of our directors and executive officers did not file their reports in a timely manner due to an administrative error but all reports were subsequently filed.

                             AUDIT COMMITTEE REPORT

   The Audit Committee consists of three directors, Kevin Maxwell, Mark Hollo and Miguel Tirado. Except for Mr. Maxwell, each member meets the independence and qualification standards required by the New York Stock Exchange. The Committee operates in accordance with its written charter, which was adopted by the Board of Directors in 2000. A copy of the Audit Committee charter appears as Appendix A to this proxy statement. During the fiscal year ended December 31, 2000, the Committee met two times.

   The Audit Committee monitors and reviews the performance of the independent auditors and the quality and integrity of Telemonde's internal accounting, auditing and financial reporting practices. The Committee's chief duties are to:

  . hire one or more independent public accountants to audit Telemode's books, records and financial statements and to review its system of accounting, including its systems of internal control;

  . monitor and evaluate, independently and objectively, Telemode's internal financial controls and financial reporting procedure;

  . discuss with the independent accountants the results of their audits and reviews;

  . periodically communicate the Committee's findings to the Board of Directors; and

  . facilitate communication among the Board of Directors, the independent auditors, and Telemonde's management.

   The Committee has obtained from the independent auditors, Moore Stephens, Chartered Accountants, a formal written statement describing all relationships between the auditors and Telemonde that might bear on the auditors' independence. This statement conforms to Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee has also discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself that the auditors are independent of Telemonde.

   The Committee has discussed with management Telemonde's audited financial statements for the year ended December 31, 2000. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of the independent auditors' examination of Telemonde's financial statements. The Committee has also discussed with the independent auditors their evaluation of Telemonde's internal controls, and the overall quality of Telemonde's financial reporting.

   Based upon the results of the inquiries and actions discussed above, the Audit Committee recommended to the Board of Directors that Telemonde's audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee has also recommended the reappointment, subject to shareholder approval, of the independent auditors, Moore Stephens, Chartered Accountants.

                                          Members of the Audit Committee:

                                          Kevin Maxwell
                                          Miguel Tirado
                                          Mark Hollo

                                 AUDITORS' FEES

   For services rendered in 2000 by Moore Stephens, Chartered Accountants, our principal independent auditors, we incurred the following fees:

  . Audit Fees (for the audit of the 2000 financial statements and review of our quarterly financial statements): $218,000.

  . Financial Information Systems Design and Implementation Fees: $0

  . All Other Fees (consisting primarily of tax services and general consultancy): $67,000.

                                 OTHER MATTERS

   The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Gottfried V. Bismarck
                                          -------------------------------------
                                          Count Gottfried von Bismarck,
                                           Secretary

New York, New York
April 25, 2001

                                                                      Appendix A

                                TELEMONDE, INC.

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

                                   I. Purpose

   The primary purpose of the Audit Committee of the Board of Directors of Telemonde, Inc. ("Telemonde") is to provide independent and objective oversight of the accounting functions and internal controls of Telemonde, its subsidiaries and affiliates and to ensure the objectivity of Telemonde's financial statements. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. The Committee shall also review and advise the Board with respect to Telemonde's risk management policies and tax policies.

                                 II. Functions

   The Audit Committee shall perform the following functions:

     1. Independent Accountants. Recommend to the Board the firm to be employed by Telemonde as its independent accounts, which firm shall be ultimately accountable to the Board and the Committee as representatives of Telemonde's shareholders.

     2. Plan of Audit. Consult with the independent accountants regarding the plan of audit. The Committee also shall review with the independent accountants their report on the audit and review with management the independent accountants suggested changes or improvements in Telemonde's accounting practices or controls.

     3. Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in Telemonde's methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements.

     4. Internal Accounting Controls. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management's presence. In connection with this function, the Committee may require Telemonde's legal counsel to circulate a questionnaire to evaluate Telemonde's compliance with financial disclosure and accounting laws.

     5. Annual Reports. Review and discuss audited financial statements that are to be included in Form 10-K with the independent accountants and management and determine whether to recommend to the Board of Directors that the financial statements be included in Telemonde's Form 10-K for filing with the Securities and Exchange Commission.

     6. Interim Reports. Review, or the Committee's Chairman shall review, any matters identified by the outside auditors pursuant to Statement on Auditing Standards No. 71 regarding Telemonde's interim financial statements. Any such review shall occur prior to the filing of such interim financial statements on Telemonde's Form 10-Q.

     7. Internal Control Systems. Review with management and internal auditors Telemonde's internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws and regulations. The review shall include any significant problems and regulatory concerns. The Committee also shall review internal audit plans in significant compliance areas.

     8. Ethical Environment. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication and enforcement of codes of conduct to guard against dishonest, unethical or illegal activities.

     9. Oversight of Independent Accountants. Evaluate the independent accountants on an annual basis and where appropriate recommend a replacement for the independent accountants. In such evaluation, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the accountants and Telemonde. The Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountant's report take, or recommend that the Board take, appropriate action to satisfy itself of the independent accountant's independence.

     10. Adequacy of Personnel. Review periodically the adequacy of Telemonde's accounting, financial and auditing personnel resources.

     11. Risk Management. Review and evaluate risk management policies in light of Telemonde's business strategy, capital strength and overall risk tolerance. The Committee also shall evaluate on a periodic basis Telemonde's investment and derivatives investment and trading and safeguards to ensure compliance with procedures.

     12. Tax Policies. Review periodically Telemonde's tax policies and any pending audits or assessments.

     13. Offerings of Securities. Perform appropriate due diligence on behalf of the Board of Directors with respect to Telemonde's offerings of securities.

     14. Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

   The Committee's function is one of oversight and review, and it is not expected to audit Telemonde, to define the scope of the audit, to control Telemonde's accounting practices or to define the standards to be used in preparation of Telemonde's financial statements.

                        III. Composition & Independence

   By no later than December 31, 2000, the Committee shall consist of not less than three independent members, who shall be appointed by the Board of Directors. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one member of the Committee shall have accounting related financial management expertise or any other comparable experience or background that results in the individual's financial sophistication. No member of the Committee shall be employed or otherwise affiliated with Telemonde's independent accountants.

   In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, and in the case where the Committee Chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the Chairman of the Board of Directors. In the event that the Committee Chairman, or the Chairman of the Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

                            IV. Quorum and Meetings

   A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee shall meet on a regular basis. Meetings shall be scheduled at the discretion of the Chairman. Notice of the meetings shall be provided at least five days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

                                   V. Reports

   The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

   The Committee shall report to shareholders in Telemonde's proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.

                              VI. Other Authority

   The Committee is authorized to confer with Telemonde's management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

   The Committee will perform such other functions as are authorized for this Committee by the Board of Directors.

                             FOLD AND DETACH HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
PROXY
                                Telemonde, Inc.
                                230 Park Avenue
                                   10th Floor
                            New York, New York 10169
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 31, 2001

         PLEASE SIGN AND RETURN PROMPTLY IN THE SELF-ADDRESSED ENVELOPE
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Kevin Maxwell and Adam Bishop as proxies or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Telemonde, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 230 Park Avenue, 10th Floor, New York, New York 10169, on Thursday, May 31, 2001, at 11:00 a.m. Eastern Daylight Time, or any adjournment thereof.
(1) As to the election of the Class II of board of directors listed in the Proxy Statement delivered in connection with the Annual Meeting:
      [_]  FOR all nominees listed         [_] WITHHOLD AUTHORITY to vote for
       below                                all nominees listed below
 (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the line below)
                    Adam N. Bishop          Miguel D. Tirado
(2) To amend Telemonde's Certificate of Incorporation to increase (a) the number of shares of common stock that Telemonde is authorized to issue from 145,000,000 to 475,000,000 and (b) the number of shares of preferred stock that Telemonde is authorized to issue from 5,000,000 to 25,000,000
      [_] FOR             [_] AGAINST      [_] ABSTAIN
(3) As to the ratification of the appointment of Moore Stephens as Telemonde's independent accountants and auditors for fiscal 2001.
      [_] FOR             [_] AGAINST      [_] ABSTAIN

  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

                              FOLD AND DETACH HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

      PLEASE SIGN BELOW AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
           THIS IS THE ONLY DOCUMENT YOU NEED TO RETURN AT THIS TIME.


Date: ______________________________
                                           ------------------------------------
                                           Signature of Stockholder(s)

Date: ______________________________
                                           ------------------------------------
                                           Signature of Joint Stockholder(s)